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Media Release

Basel, 11 April 2012
Roche sends open letter to Illumina shareholders Letter recommends Illumina shareholders vote the GOLD proxy card

Roche (SIX: RO, ROG; OTCQX: RHHBY) today sent an open letter to shareholders of Illumina, Inc. (NASDAQ: ILMN) urging them to vote the GOLD proxy card for Roche’s independent director nominees and other proposals at the 2012 Illumina annual meeting to be held on 18 April 2012. A copy of the letter sent to Illumina shareholders from Severin Schwan, CEO of Roche Group, follows:

Dear Illumina Shareholder:

Next week, at Illumina’s annual meeting on April 18, you will be able to determine your ability to obtain maximum and certain value for your investment in Illumina. We believe that you, the shareholder, should have the right to choose between Roche’s $51.00 all-cash offer, plus any increase to that offer that negotiations between Roche and Illumina may produce, and an uncertain future amid increasing headwinds for Illumina and the broader sequencing sector.

In a recent letter to shareholders, Illumina pointed out that it has been called “the Apple of the genomics business.” However, there is one glaring difference between Illumina and Apple – Illumina’s MiSeq and HiSeq ARE NOT the iPhone and the iPad. Apple’s revolutionary products were huge and instantaneous commercial successes, appealing to a seemingly endless consumer base around the world. Illumina’s products on the other hand, although “revered by genomics researchers around the world,” serve a much smaller and highly regulated market. And unlike at Apple stores, crowd control of eager buyers has not been a problem for Illumina and not even Illumina has projected any surge in revenues from its products in any specific foreseeable time period.

As a standalone company, Illumina’s future is far from certain. Roche is willing to assume this risk because we believe that a combination with Roche will position Illumina for greater long-term success as part of a larger, more global organization. Roche has the infrastructure, expertise, sales force, and market share required to successfully bring Illumina’s products to the broader Life Science and Diagnostics market and

F. Hoffmann-La Roche Ltd	4070 Basel Switzerland	Group Communications Roche Group Media Relations	Tel. +41 61 688 88 88 Fax +41 61 688 27 75 www.roche.com

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the combined capabilities of our two companies will accelerate the transition of Sequencing into clinical and routine diagnostics. But this will take considerable time and the risks and uncertainties are real – which make our $51.00 all-cash offer a very attractive one and a more than reasonable starting point for negotiations.

Why won’t Illumina engage in substantive discussions and show us their quantitative support for their continually emphasized significant growth opportunities?

As we’ve said before, we are eager to meet with Illumina and see their projections and quantifiable evidence which support the growth claims Illumina is making. Their recent guidance and performance certainly does not. Thus far, Illumina’s arguments regarding the potential for outsized growth in emerging markets and industrial and agricultural end markets have been based solely on malleable and qualitative data. We, as some of your fellow shareholders, are starting to question why Illumina is unwilling to share any real data, including any type of financial projections or a discounted cash flow analysis. Recall that Wall Street research analysts had a median price target of $34.00 per share prior to Roche’s offer – figures that already took their unbiased estimates of Illumina’s growth potential into consideration. Once again we urge Illumina’s Board to engage with Roche and disclose their real projections so shareholders can compare the tangible benefit of the certainty of our cash offer with Illumina's undefined vision of a rosy future.

We believe that if Illumina’s current directors really were determined to maximize the value of your investment they would have engaged with Roche to determine our maximum price by demonstrating the extra value they describe and then let you decide whether you prefer our best offer or their suggested alternative.

Our director candidates will not be guided by any interest other than your interest. They will support a dialogue with Roche, but if in their independent judgment (after consulting the same financial advisors the current board selected and considering all alternatives) Roche’s offer is not the superior alternative they will reject it. Their career credentials guarantee that – and we selected them on that basis.

Roche’s offer provides a valuation for Illumina well in excess of peers and precedents and represents a significant premium to where Illumina would likely trade on a standalone basis

Our offer implies valuation multiples that are higher than all of the company’s publicly traded peers and precedent life science tools transactions. The implied P/E/G of Roche’s current offer is 19% above any P/E/G Illumina has traded at for the past three years and significantly higher than Illumina’s pre-offer P/E/G of 1.51x. We are confident that our offer, and any enhancement of it that would be justified by a

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dialogue with Illumina, will show clear superiority to any and all alternatives. Why are the present directors afraid to talk to us – they still have the protection of their poison pill.

You, the shareholder, should have the right to choose between our increased cash offer of $51.00 and an uncertain future. Choose certainty – vote the GOLD proxy card today!

Let your voice be heard! Send a message to the management and Board of Illumina to engage with Roche by electing our independent director nominees and voting FOR our other proposals. We believe the election of our independent directors and passage of our proposals is the best path forward for shareholders to obtain maximum and certain value for their shares of Illumina.

Complete and return the GOLD proxy card today!

We urge you to complete, sign, date and return the GOLD proxy card today. If you hold shares in your name directly, vote today by phone, Internet, or mail by signing, dating, and returning the GOLD proxy card in the postpaid envelope provided. If you hold shares in “street name,” use the GOLD instruction card to tell your bank or broker to vote for the nominees. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, the Information Agent for the offer, at (212) 929-5500 or (800) 322-2885 (toll-free) or via email at Illumina@mackenziepartners.com.

Thank you in advance for your support.

Severin Schwan
CEO of Roche Group

About the Offer
On January 27, 2012, Roche commenced a tender offer to acquire all outstanding shares of Illumina for $44.50 per share in cash and increased its offer on March 29, 2012 to $51.00 per share in cash for an aggregate of approximately $6.8 billion on a fully diluted basis. The increased offer represents a substantial premium to Illumina’s unaffected market prices: a premium of 88% over Illumina’s closing stock price on December 21, 2011 – the day before market rumors about a potential transaction between Roche and Illumina drove Illumina’s stock price significantly higher – and an 84% premium over the one-month

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historical average and a 64% premium over the three-month historical average of Illumina’s share price, both as of December 21, 2011.

In addition to its cash tender offer, Roche has nominated a slate of highly qualified, independent candidates for election to Illumina’s Board of Directors and proposed certain other matters for the consideration of Illumina’s shareholders at Illumina’s 2012 annual meeting, which if adopted, would result in Roche-nominated directors comprising a majority of the Illumina board.

About Roche
Headquartered in Basel, Switzerland, Roche is a leader in research-focused healthcare with combined strengths in pharmaceuticals and diagnostics. Roche is the world’s largest biotech company with truly differentiated medicines in oncology, virology, inflammation, metabolism and CNS. Roche is also the world leader in in-vitro diagnostics, tissue-based cancer diagnostics and a pioneer in diabetes management. Roche’s personalized healthcare strategy aims at providing medicines and diagnostic tools that enable tangible improvements in the health, quality of life and survival of patients. In 2011, Roche had over 80’000 employees worldwide and invested over 8 billion Swiss francs in R&D. The Group posted sales of 42.5 billion Swiss francs. Genentech, United States, is a wholly owned member of the Roche Group. Roche has a majority stake in Chugai Pharmaceutical, Japan. For more information: www.roche.com.
All trademarks used or mentioned in this release are protected by law.

Additional information
Additional detail regarding the offer can be found on www.transactioninfo.com/Roche.

Roche Group Media Relations
Phone: +41 -61 688 8888 / e-mail: basel.mediaoffice@roche.com
- Alexander Klauser (Head)
- Silvia Dobry
- Daniel Grotzky
- Claudia Schmitt

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Brunswick Group (for U.S. media)
Phone: +1 212 333 3810
- Steve Lipin
- Jennifer Lowney

MacKenzie Partners (Information Agent for the offer)
Phone: +1 212 929 5500 or +1 800 322 2885 (toll-free)

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THIS ANNOUNCEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY WORDS SUCH AS “BELIEVES”, “EXPECTS”, “ANTICIPATES”, “PROJECTS”, “INTENDS”, “SHOULD”, “SEEKS”, “ESTIMATES”, “FUTURE” OR SIMILAR EXPRESSIONS OR BY DISCUSSION OF, AMONG OTHER THINGS, STRATEGY, GOALS, PLANS OR INTENTIONS. VARIOUS FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY IN THE FUTURE FROM THOSE REFLECTED IN FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT, AMONG OTHERS: (1) ECONOMIC AND CURRENCY CONDITIONS; (2) COMPETITIVE AND TECHNOLOGICAL FACTORS; AND (3) RISKS AND UNCERTAINTIES RELATING TO THE PROPOSED TRANSACTION.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL ILLUMINA COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY ROCHE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON JANUARY 27, 2012. THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ROCHE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE OFFER TO PURCHASE AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, AT (212) 929-5500 OR (800) 322-2885 (TOLL-FREE).

ROCHE HAS FILED A PROXY STATEMENT ON SCHEDULE 14A AND OTHER RELEVANT DOCUMENTS WITH THE SEC IN CONNECTION WITH ITS SOLICITATION OF PROXIES FOR THE 2012 ANNUAL MEETING OF ILLUMINA (THE “PROXY STATEMENT"). ROCHE HAS MAILED THE PROXY STATEMENT AND A PROXY CARD TO EACH ILLUMINA STOCKHOLDER ENTITLED TO VOTE AT THE 2012 ANNUAL MEETING. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ROCHE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, AT (212) 929-5500 OR (800) 322-2885 (TOLL-FREE).

ROCHE HOLDING LTD, CKH ACQUISITION CORPORATION AND THE INDIVIDUALS NOMINATED BY CKH ACQUISITION CORPORATION FOR ELECTION TO ILLUMINA’S BOARD OF DIRECTORS (THE “ROCHE NOMINEES") MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM ILLUMINA STOCKHOLDERS FOR USE AT THE 2012 ANNUAL MEETING OF STOCKHOLDERS, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF ROCHE HOLDING LTD AND CKH ACQUISITION CORPORATION WHO MAY BE PARTICIPANTS IN THE SOLICITATION OF PROXIES CAN BE FOUND IN THE DEFINITIVE PROXY STATEMENT. NO ADDITIONAL COMPENSATION WILL BE PAID TO SUCH DIRECTORS AND EXECUTIVE OFFICERS FOR SUCH SERVICES. INVESTORS AND SECURITY HOLDERS CAN OBTAIN ADDITIONAL INFORMATION REGARDING THE DIRECT AND INDIRECT INTERESTS OF THE ROCHE NOMINEES AND OTHER PARTICIPANTS BY READING THE DEFINITIVE PROXY STATEMENT.

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